Exhibit 21.1
List of Subsidiaries

Company Name	Where Incorporated
Domestic
CD Snow Hill, LLC	Delaware
Cornell Dublier Property Corp.	South Carolina
Cornell Dubilier, LLC	Delaware
Cornell-Dubilier Acquisition Corp.	Delaware
Cornell-Dubilier Marketing, Inc.	Delaware
Illinois Capacitor International, Inc.	Illinois
Illinois Capacitor, Inc.	Illinois
Integrated Microwave Corporation	California
Knowles Capital Holdings, Inc.	Delaware
Knowles Cazenovia Inc.	Delaware
Knowles Electronics Holdings, Inc.	Delaware
Knowles Electronics PD, Inc.	Delaware
Knowles Electronics, LLC	Delaware
Knowles Intermediate Holding, Inc.	Delaware
Novacap, LLC	Delaware
Sensor Platforms, Inc.	Delaware

Foreign
Audience Communications Systems India Private Limited	India
Audience International, Inc.	Cayman Islands
Audience Singapore Pte. Ltd.	Singapore
C.D. Electronica de Mexico, S.A. de C.V	Mexico
CD SG Pte. Ltd.	Singapore
Illinois Capacitor (HK) Limited	Hong Kong
Johanson Dominicana S.A.S.	Dominican Republic
KEP (Philippines) Reality Corporation ("LandCo")	Philippines
Knowles (UK) Limited	United Kingdom
Knowles Distribution Sdn. Bhd.	Malaysia
Knowles Electronics (Malaysia) Sdn. Bhd.	Malaysia
Knowles Electronics (Philippines) Corporation	Philippines
Knowles Electronics (Shanghai) Co., Ltd.	China
Knowles Electronics (Shanghai) Co., Ltd. Beijing Branch	China
Knowles Electronics (Shanghai) Co., Ltd. Shenzhen Branch	China
Knowles Electronics (Suzhou) Co., Ltd.	China
Knowles Electronics GmbH	Switzerland
Knowles Electronics Denmark ApS	Denmark
Knowles Electronics Japan, K.K.	Japan
Knowles Electronics Singapore Pte Ltd	Singapore
Knowles Europe	United Kingdom
Knowles GmbH	Switzerland
Knowles IPC (M) Sdn. Bhd.	Malaysia
Knowles Korea Yuhan Hoesa	South Korea
Knowles Luxembourg International S.à.r.l	Luxembourg
Knowles Luxembourg S.à.r.l	Luxembourg
Revod (Philippines) Holdings Corporation	Philippines